AGREEMENT (the "Agreement") dated April 26, 2005, between MPLC, Inc., a Delaware corporation, as debtor and debtor-in-possession (the "Company"), David Allen ("Allen") and First Americas Partners, LLC (the "Purchaser").

Reference is made to the Purchase Agreement, dated as of January 24, 2005, between the Company and the Purchaser, as amended by the Agreements between the Company and the Purchaser dated March 30, 2005, April 7, 2005 and April 12, 2005 (the "Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

This letter will confirm the understanding of the Company, Allen and the Purchaser with respect to the Company's bank account (Acct. No. 001-7024836) with Peoples Bank in Bridgeport, CT (the "Account").

The parties hereby agree as follows:

      1. The Account shall remain open subsequent to the Closing. The parties intend that the funds in the Account will be used to conclude the bankruptcy business of the Company, including such activities as collecting outstanding amounts receivable, clearing checks already written and issuing checks for remaining expenses and items in accordance with the Plan and the Purchase Agreement. In addition, the funds in the Account shall be used to pay obligations for which the Company is required to reserve pursuant to the Purchase Agreement, including without limitation amounts due for taxes for all periods prior to the Closing Date.

      2. Allen shall remain the sole authorized signor of the Account and shall conduct the bankruptcy business of the Seller from the Account. Notwithstanding the foregoing, Allen shall not undertake any action with respect to the Account that does not comply with the Plan and the Purchase Agreement.

      3. Allen shall use his best efforts to conclude the bankruptcy business of the Seller within 90 days after the Closing.

      4. At such time as the bankruptcy business of the Company is concluded, Allen shall cause all funds remaining in the Account to be transferred to the escrow account established for the benefit of the Company's shareholders prior to the Closing. After the foregoing transfer, Allen shall cause the Account to be closed.

      5. The Purchaser agrees that it has no claim to the funds in the Account, other than the right to benefit from the payment by the Company out of the Account of all amounts for which the Company is required to establish reserves pursuant to the Purchase Agreement.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                MPLC, Inc., Debtor and Debtor in
                                                Possession


                                                By: /s/ David Allen
                                                    ----------------------------
                                                Name:  David Allen
                                                Title: President

                                                First Americas Partners, LLC


                                                By: /s/ Isaac Kier
                                                    ----------------------------
                                                Name:  Isaac Kier
                                                Title: Sole Member


                                                /s/ David Allen
                                                --------------------------------
                                                David Allen